                                      EXHIBIT 21

                             SUBSIDIARIES OF COMPUSA INC.


1.   CompUSA Stores L.P., a Texas limited partnership.

2.   CompUSA GP Holdings Company, a Delaware business trust.

3.   CompUSA Holdings Company, a Delaware business trust.

4.   CompUSA PC Inc., a Delaware corporation.

5.   CompUSA PC Operating Company, a Delaware business trust.

6.   CompUSA Net.com Inc., a Delaware corporation.

7.   cozone.com inc., a Delaware corporation

8.   cozone.com l.l.c., a Delaware limited liability company

9.   CompTeam Inc., a Delaware corporation.

10.  CompUSA Management Company, a Delaware business trust.

11.  CompUSA Holdings I Inc., a Delaware corporation.

12.  CompUSA Holdings II Inc., a Delaware corporation.